Exhibit 10.11

TRACON Pharmaceuticals, Inc.	***Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”), effective as of November 1, 2005 (“Effective Date”), is entered into by and between Health Research, Inc., a New York corporation, with a principal place of business at Elm & Carlton Streets, Buffalo, New York 14263 (“HRI”) and ROSWELL PARK CANCER INSTITUTE (“Roswell”), with a place of business at Carlton and Elm Streets, Buffalo, New York 14263 (HRI and Roswell are collectively referred to as “Licensor”) and TRaCON Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware with offices at 787 Seventh Avenue, 48th Floor, New York, NY 10036 (“Company”).

Licensor has exclusive intellectual property rights to develop and commercialize Anti-Endoglin antibodies to treat or prevent disease (“Technology”), as claimed in Patent Rights (defined below).  Company is interested in obtaining such exclusive rights to use, produce, distribute, and market products derived from the Technology, and Licensor is willing to grant such rights so that the Technology may be developed and the benefits enjoyed by the public.

Therefore, in consideration of the premises and promises in this Agreement, the parties agree as follows:

ARTICLE 1 – DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1                            “Affiliate” means, with respect to any Entity, any Entity that directly or indirectly controls, is controlled by, or is under common Control with such Entity.

1.1.1                “Control” means, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, the power to direct or control the affairs of such Entity.

1.1.2                “Entity” means any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization with independent legal standing.

1.2                            “Field” means all fields of use.

1.3                            “Improvement” means any modification of a Licensed Process or Licensed Product or any invention (whether patentable or not), information and data in the Field developed after the date of this Agreement, the manufacture, use, or sale of which would be useful or necessary in the practice of or would infringe upon the Patent Rights.

1.4                            “Know-how” means all tangible information (other than that contained in the Patent Rights) whether patentable or not (but which has not been patented) and physical objects related to any Licensed Product, including formulations, biological samples, tissues,

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animals, organisms, compounds, intermediates, laboratory notebooks, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, conceived or developed in the laboratory of Dr. Ben K. Seon, including by those post doctoral candidates working under Dr. Ben K. Seon, at Roswell Park Cancer Institute.

1.5                            “Licensed Product(s)” means any product the making, using, selling, offering to sell, or importing of which is covered, in whole or in part, by the Patent Rights.

1.6                            “Licensed Process(es)” means any process, use or method the making, using, selling, offering to sell or importing of which is covered, in whole, or in part, by the Patent Rights.

1.7                            “Net Sales” means the total gross receipts for sales to end users of Licensed Products or practice of Licensed Processes by or on behalf of Company and any of its Affiliates and Sublicensees, whether invoiced or not, less only the sum of the following:

1.7.1                Usual trade discounts to customers actually taken;

1.7.2                Sales taxes, tariff duties and/or other taxes to the extent separately stated on invoices and paid with reference to such sales;

1.7.3                Amounts allowed or credited on returns or rejections of Licensed Products or Licensed Processes;

1.7.4                Bad debt deductions actually written off during the accounting period following generally accepted accounting principles; and

1.7.5                Out-of-pocket packaging and outbound freight and insurance charges paid with reference to such sales.

If a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product (“Combination Product”), the Net Sales for such Combination Product shall be calculated by multiplying the sales price of the Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the fair market value of the Licensed Product if sold to an Affiliate, and B is the total invoice price of the other products or technologies or the fair market value of the other products or technologies if purchased from an Affiliate.

1.8                            “Patent Rights” means (i) all U.S. and foreign patents and patent applications set forth in Exhibit 1.8 and other intellectual property rights listed on Exhibit 1.8 including continuations, continuations in part, divisionals, reexaminations, extensions, and reissue applications; (ii) any and all US or foreign patents, patent applications, or other rights issuing from, or filed subsequent to the date of this Agreement, based on or claiming priority to the rights listed on Exhibit 1.8, including continuations, continuations in part, divisionals,

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reexaminations, extensions, and reissue applications; and (iii) any other intellectual property rights owned or controlled by the Licensor or that Licensor has the right to license to Company relating to the Technology developed at Roswell, all as of the Effective Date.  Exhibit 1.8 shall be amended from time to time to reflect the foregoing.

1.9                            “Sublicensee” means a third party that has entered into a license agreement with Company to make, have made, use, lease, and/or sell the Licensed Products and to practice and have practiced the Licensed Processes.

1.10                    “Territory” means the world.

All Exhibits are incorporated by reference into this Agreement.  Any reference to “include” or “including” means “including but not limited to.”

ARTICLE 2 – GRANT

2.1                            Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company, and Company accepts, (i) an exclusive sublicenseable license under the Patent Rights, and (ii) a non-exclusive sublicenseable license under the Know-how, in the Field in the Territory to develop, make, have made, use, sell, offer to sell, import, export, and lease Licensed Products and perform Licensed Processes (“License”).

2.2                            Company may grant Sublicenses to third parties under the License in its sole discretion.  Upon termination of this Agreement, other than by expiration in accordance with Article 7.6, any and all Sublicenses shall survive such termination, provided, however, Licensor shall not be obligated to incur any obligation to any former Sublicensee of Company not already incurred to Company by Licensor in this Agreement.  Notwithstanding the foregoing, if Company believes that Licensor has terminated this Agreement for the primary purpose of doing business directly with any Sublicensee, the termination may be disputed under the provisions of Article 8.

2.3                            Unless otherwise prohibited by law or government regulation, Licensor shall provide Company with and give Company access to the following with respect to the Technology to the extent Licensor has such access to such information: (i) copies of all regulatory submissions, (ii) copies of all patient records, (iii) copies of all computer data and reports pertaining to clinical trials, (iv) copies of all adverse event reports, (v) copies of all preclinical evaluations, (vi) any clinical trial material that has not expired, (vii) storage of and access permission to biological samples, (viii) access to physicians, CROs and health care administrators involved in trials; (ix) all drug manufacture files along with the right to use manufacturing process and the manufacturing source, (x) remaining quantities of any API (active pharmaceutical ingredient) intermediates and (xi) all other documents and information that Company may reasonably request regarding clinical trials, including those relating to the filing of an Investigative New Drug Application with the FDA.  All costs related to the duplication of such materials will be borne by Company.  In addition, Licensor shall cross reference or assign (if necessary) all regulatory filings, at Company’s option.  From time to time during the term of this Agreement, at the request of Company, Licensor shall execute and deliver to Company such

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documents and take such other action as Company may reasonably request to consummate more effectively the transactions contemplated hereby.  Licensor shall reasonably cooperate with Company and provide Company with such assistance as reasonably may be requested by Company, including with respect to the transfer of clinical data and filings with the FDA.  All such cooperation shall be at the expense of Company.  The documents itemized in this Article 2.3 shall be delivered to the Company promptly upon execution of this Agreement.

2.4                            Exclusive First Right to Negotiate A License to Improvements and Inventions. Subject to Licensor’s obligations to third parties on the date of this Agreement (each of which is disclosed on Disclosure Exhibit 2.4 to this Agreement), Company shall have an exclusive first right to negotiate an exclusive license to any Improvement(s) arising out of, in whole or in part, research of Dr. Ben K. Seon or his associates working in his lab or on his projects at the Licensor, sponsored, in whole or in part, by Company pursuant to the Research Agreement (defined in Article 4.7).  Accordingly and subject to the foregoing, Licensor shall disclose each Improvement to Company as contemplated by the Research Agreement, which Company shall keep confidential.  If Company requests, Company and Licensor shall negotiate, in good faith, a commercially reasonable exclusive license to Company of such Improvement(s).  If Company and Licensor do not enter into a definitive exclusive license within ninety (90) days from the date Company received notice of such Improvement(s) from Licensor, then Company shall have no further right under this Agreement to such Improvement(s).  The parties agree that the foregoing will not deprive Company of, or require it to pay any additional amount for, any rights to which it is entitled pursuant to the license grant in Article 2.1.

2.5                            Company may, in its discretion and after 60 days’ notice, elect to not license one of more of the Patent Rights.

2.6                            Notwithstanding the foregoing, Licensor retains the right to use the Patent Rights and Know-how for non-commercial research, teaching, and educational purposes, and Company acknowledges that the U.S. government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder or any successor statutes or regulations.  Each funding agency with respect to the Patent Rights is identified on Disclosure Exhibit 2.6 to this Agreement.  Notwithstanding the foregoing, the Licensor agrees not to conduct human clinical trials with any compounds covered by the Patent Rights without the express written permission of Company, unless required by law.

ARTICLE 3 - COMMERCIALIZATION

Company shall, at its expense, use all commercially reasonable efforts to bring a Licensed Product to market through a thorough, vigorous, and diligent program to exploit the Technology as timely and efficiently as possible.  Such program shall include the preclinical and clinical development of Licensed Products at the Company’s expense including research and development, manufacturing, laboratory and clinical testing, and marketing and sales.  Company will use its best efforts to conduct […***…] at […***…] and Company will, in good faith, reasonably consider conducting […***…] at

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[…***…].  Company shall continue active, diligent marketing efforts for Licensed Products throughout the term of this Agreement.  Company shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country in the Territory to obtain and maintain any regulatory approval required to market any Licensed Product in the Field in any such country.  The Company will provide the Licensor written reports on a semi - annual basis detailing its clinical, regulatory, and financial progress.  Licensor understands that these reports may contain material non-public information and that to such extent such reports will be considered “Confidential Information” pursuant to Article 15.

ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

4.1                            Until the last-to-expire Patent Right or until this Agreement shall be terminated as hereinafter provided, Company and its Affiliates and Sublicensees shall, on a calendar quarter basis, pay to Licensor royalties equal to […***…] percent ([…***…]%) of Net Sales.  Royalties for a calendar quarter shall be paid within sixty (60) days after the end of each such quarter.

4.2                            Intentionally deleted.

4.3                            Royalties shall be paid in United States dollars at such place as Licensor may reasonably designate consistent with the laws and regulations controlling in the United States and, if applicable, in any foreign country.  Any taxes which Company or its Affiliate or Sublicensee shall be required by law to withhold and pay on remittance of a royalty payment shall be deducted from such payment.  Company shall furnish Licensor with the original copies of all official receipts for such taxes.  If any currency conversion shall be required in connection with the payment of royalties, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York, on the last business day of the calendar quarterly reporting period to which such royalty payments relate and without any deduction of exchange, collection, or other charges.

4.4                            As further consideration for the license granted hereunder, Company shall pay to Licensor the following one-time milestone payments which shall not be deducted from or credited against royalties otherwise owed or which may be owed:

4.4.1                $[…***…] upon execution of this Agreement.

4.4.2                […***…] Dollars ($[…***…]) upon […***…];

4.4.3                […***…] Dollars ($[…***…]) upon […***…];

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4.4.4                […***…] Dollars ($[…***…]) upon […***…];

4.4.5                […***…] Dollars ($[…***…]) upon […***…]; and

4.4.6                […***…] Dollars ($[…***…]) upon […***…].

4.5                            No payment obligations shall be due with respect to any Net Sales of a Licensed Product in a country if there is no Patent Right underlying such Licensed Product in such country.  No more than one royalty shall be paid on any Licensed Product even if it is covered by more than one claim under the Patent Rights.

4.6                            To the extent that Company or any Affiliate or Sublicensee is required (i) in its sole discretion after appropriate legal analysis, or (ii) by order or judgment of any court in any jurisdiction, to obtain a license from a third party to practice the rights purported to be granted to Company by Licensor hereunder under Patent Rights in such jurisdiction, then up to […***…] percent ([…***…]%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Licensor hereunder, provided that in no event shall the aggregate royalties payable to Licensor in such jurisdiction be reduced by more than […***…] percent ([…***…]%) as a result of any such deduction, provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

4.7                            Upon […***…] anniversary of […***…], Company shall remit $[…***…] (“Sponsored Research Fee”) to Licensor for specific use of research and development in the lab of Dr. Ben K. Seon pursuant to a sponsored research agreement (the “Research Agreement”, attached hereto as Exhibit A) to be entered into between the parties immediately subsequent to […***…].  The Sponsored Research Fee shall be used in research and development related to potential products that may be useful to Company.

ARTICLE 5 - REPORTS AND RECORDS

5.1                            Company shall keep at its principal place of business full, true and accurate books of account and the supporting data containing all particulars that may be necessary for the purpose of showing and confirming the amounts payable to Licensor (“Records”).  Licensor or a designated auditor selected by Licensor, except one to whom Company has reasonable objection, may inspect the Records not more than once per year upon reasonable notice for […***…] years following the end of the calendar year to which the Records pertain for the purpose of verifying royalties or compliance in other respects with this Agreement.  If an inspection shows an under reporting or underpayment, Company shall promptly pay such amount within thirty (30) days after the date Licensor provides Company

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notice of the payment due, together with a late charge equal to the amount set forth in Article 5.4 on the unpaid amount until paid in full.  If the underpayment was greater than […***…] percent ([…***…]%) or exceeds $[…***…] for any twelve (12)-month period, Company shall also reimburse Licensor for the cost of the inspection within thirty (30) days after receipt of the invoice therefor.

5.2                            Within sixty (60) days from the end of each calendar quarter, Company shall deliver to Licensor complete and accurate reports, giving such particulars of the business conducted by Company during such quarter as shall be pertinent to a royalty accounting hereunder.  Each annual report shall include relevant information for the most recent calendar quarter and an annual summary on a Licensed Product/Process-by-Licensed Product/Process and county-by-country basis.  Quarterly reports shall include at least the following:

5.2.1                The number of Licensed Products and Licensed Processes used, leased or sold, by or for Company, Affiliates and Sublicensees, and the first commercial sale of a Licensed Product or performance of a Licensed Process in any country shall be reported within sixty (60) days thereof to Licensor;

5.2.2                Total amounts invoiced for Licensed Products and Licensed Processes used, leased or sold, by or for Company, Affiliates and Sublicensees;

5.2.3                Gross receipts and a calculation of Net Sales for the applicable reporting period, including a listing of deductions;

5.2.4                Total royalties due based on Net Sales, together with the exchange rates used for conversion, if any;

5.2.5                Names and addresses of all Sublicensees and Affiliates; and

5.2.6                On an annual basis, Company’s year-end financial statements.

5.3                            With each such quarterly report submitted, Company shall pay to Licensor the royalties due and payable.  If no royalties are due, Company shall not be required to make a report pursuant to this Article 5 but shall send a statement to such effect to Licensor.

5.4                            Any amount not paid when due to Licensor shall be subject to a late charge from the due date until paid at the primate rate (as defined in the U.S. Federal Reserve Bulletin H.15 or any successor thereto) on the last business day of the applicable quarter prior to the date on which such payment is due, plus […***…] percent ([…***…]%) per annum.  If any such amount is disputed in good faith, Company shall pay all undisputed amounts when due.  Any amount which is ultimately determined to be due shall be subject to the late charge from the date such amount was due until it is paid.

5.5                            Company shall require Affiliates and Sublicensees to keep comparable records and to submit comparable quarterly and annual reports and shall forward to Licensor a copy of all such reports, together with all other documents received from any Affiliate or Sublicensee as Licensor may reasonably request.

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5.6                            Licensor shall hold in confidence each report delivered by Company or any Affiliate or Sublicensee pursuant to this Article 5 until that date that is […***…] years subsequent to the termination of this Agreement.  Notwithstanding the foregoing, Licensor may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental subpoena, requirement or order, provided that Licensor takes reasonable steps to provide Company with the opportunity to contest such subpoena, requirement or order.  Licensor may also provide such information to any regulatory or other authority to which it is subject, provided, however, it uses its reasonable efforts to (i) ensure such authority keeps such information confidential and (ii) Licensor takes reasonable steps to provide Company with the opportunity to contest such disclosure.

ARTICLE 6 - PATENT PROSECUTION AND MAINTENANCE

6.1                            Following the Effective Date, Company shall, at Company’s expense, diligently prosecute and maintain the Patent Rights (as the same may be amended or supplemented from time to time after the date hereof), including the filing of patent applications, extensions, continuations, continuations in part, divisionals, re-examinations, or re-issue applications which Company determines may be required to advance the purposes of this Agreement or otherwise to protect the rights and licenses granted hereunder.  Company shall keep Licensor reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and will consult in good faith with the Licensor and take into account Licensor’s comments and requests with respect thereto.  Notwithstanding the foregoing, Company shall diligently seek and maintain broad intellectual property protection for the Licensed Products and Licensed Processes to protect Licensor’s rights and shall not reduce or narrow the scope of any claim of the Patent Rights without Licensor’s prior written consent, which shall not be unreasonably withheld.  Both parties shall reasonably cooperate with each other to facilitate the application and prosecution of the Patent Rights pursuant to this Agreement. As of the Effective Date, Licensor has incurred $[…***…] for fees and costs, including attorney’s fees, relating to the filing, prosecution and maintenance of the Patent Rights (the “Patent Costs”).  Company shall reimburse Licensor for […***…] in two equal payments, one due on the Effective Date and the other on […***…], provided, however, […***…] percent ([…***…]%) of the Patent Costs ($[…***…]) shall be credited against the fee owed to Licensor under Article 4.4.3 and ([…***…]%) of the Patent Costs ($[…***…]) shall be credited against the fee owed to Licensor under Article 4.4.4.

6.2                            Subject to Company’s obligation to diligently seek and maintain patent protection for a Licensed Products and Licensed Processes, Company may elect to abandon any patent applications or issued patents in the Patent Rights.  Following such abandonment, Licensor shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Patent Rights under its own control and at its own expense and Company shall no longer have any rights under or to such abandoned Patent Rights, except for those rights that any third party not a party to this Agreement would have relating to such abandoned Patent Rights.  Prior to any such abandonment, Company shall give Licensor at least sixty (60) days’ notice and a reasonable opportunity to take over prosecution and maintenance of such Patent Rights.  Company agrees to cooperate in such activities including execution of any assignments or other documents necessary to enable Licensor to obtain and retain sole ownership and control of such Patent Rights.

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ARTICLE 7 – TERMINATION

7.1                            If Company becomes bankrupt, or files a petition in bankruptcy, or if the business of Company is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act or otherwise, this Agreement shall automatically terminate.

7.2                            If Company fails to pay Licensor royalties or any other amount due which is not the subject of a bona fide dispute, Licensor shall have the right, upon ninety (90) days’ written notice to the Company, to terminate this Agreement, provided, however, subject to Article 8, such termination shall become effective at the expiration of such ninety (90)-day notice period only if the Company shall have failed to pay such royalty or other amount due prior to the expiration of such ninety (90)-day notice period.  A bona fide dispute over royalties shall be resolved in accordance with Article 8.  If the parties are resolving a dispute according to Article 8, this Agreement shall remain in full force and effect until such dispute is resolved pursuant thereto.

7.3                            Upon any material breach or default of this Agreement by Company, other than as set forth in Articles 7.1 and 7.2, Licensor shall have the right, upon ninety (90) days’ written notice to the Company, to terminate this Agreement, provided, however, subject to Article 8, such termination shall become effective at the expiration of such ninety (90)-day notice period only if the Company shall have failed to cure such breach or default prior to the expiration of such ninety (90)-day notice period.  If the parties are resolving a dispute according to Article 8, this Agreement shall remain in full force and effect until such dispute is resolved pursuant thereto.

7.4                            Company shall have the right at any time to terminate this Agreement in whole or as to any portion of the Patent Rights, for any reason or no reason, upon sixty (60) days’ written notice to Licensor.

7.5                            Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination, including under Articles 4, 5, 8, 10, 13, and 15.  Company, Affiliate, and/or any Sublicensee may, however, after the effective date of such termination and continuing for a period not to exceed twelve (12) months thereafter, complete any Licensed Products in the process of manufacture at the time of such termination and sell them and all completed Licensed Products, provided that Company shall pay or cause to be paid to Licensor the amounts due thereon and shall submit the reports required by Article 5 on such sales.

7.6                            If not terminated sooner, this Agreement shall terminate, on a country by country basis, on the date of the last to expire valid claim under the Patent Rights, at which time Company will have an irrevocable, paid up, royalty-free non-exclusive license under the Patent Rights to make, have made, use, have used, import, offer to sell, sell and have sold Licensed Products in each such country.

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ARTICLE 8 – DISPUTE RESOLUTION

8.1                            Any dispute under Article 7.2 or Article 7.3 which has not been resolved by good faith negotiations between the parties within the ninety (90) days allotted therein shall be resolved pursuant to this Article 8.1 if such dispute substantially relates to an amount of money owed that is less than (i) $[…***…] or (ii) […***…] percent ([…***…]%) of the aggregate disputed payment amount.  All other disputes, including other financial disputes, shall be resolved according to Article 8.2 below.

8.1.1                Licensor shall promptly advise Company of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute.  Not later than five (5) business days after Company has received such notice, each party shall select a representative (“Representative”), who shall have the authority to bind such party, and shall advise the other party in writing of the name and title of such Representative.  Not later than ten (10) business days after the date of such notice of dispute, Company shall select a mediation firm located in Buffalo, New York, reasonably acceptable to Licensor, and the Representatives shall meet with such firm for a mediation hearing within thirty (30) days.  The parties shall participate in such mediation in good faith and shall share the costs of the mediation firm equally.

8.1.2                  If the Representatives have not been able to resolve the dispute within thirty (30) days after such mediation hearing (or in any event within sixty (60) days after they should have appointed their Representatives pursuant to Article 8.1.1), then the parties shall submit to final and binding arbitration in Buffalo, New York, in accordance with the rules of the American Arbitration Association or such other arbitration organization agreed to by the parties. Within ten (10) business days after notice from one party, each party shall select an arbitrator, and if the two selected arbitrators have not agreed within fifteen (15) business days thereafter upon a third neutral arbitrator, the third arbitrator shall be appointed by the rules of the American Arbitration Association.  The arbitrators shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement.  Any award rendered in such arbitration may be enforced in the courts of the State of New York located in Erie County or in the United States District Court for the Western District of New York, to whose exclusive personal jurisdiction for such purposes Licensor and Company each hereby irrevocably consents and submits.  The arbitrators shall have no authority to resolve any issue concerning the validity, enforceability, or infringement of any Patent Right, but the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. The costs of the arbitration shall be borne proportionately to the finding of fault as determined by the arbitrators.

8.2                            Except as provided in Article 8.1 and except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, which the parties are unable to resolve within the ninety (90) days described in Article 7.3 shall be mediated in good faith.  The party raising such dispute shall promptly notify the other party of the nature of its claim in reasonable detail.  The parties shall mediate such dispute in accordance with the

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procedures set forth in Article 8.1.1.  If the Representatives have not been able to resolve the dispute within thirty (30) days after such mediation hearing (or in any event within sixty (60) days after they should have appointed their Representatives pursuant to Article 8.1.1), the parties shall have the right to pursue any other remedies legally available to resolve such dispute in a court of law.

8.3                            All applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while any mediation procedures are pending and during any mediation.  The parties shall cooperate in taking any actions necessary to achieve this result.

ARTICLE 9 - INFRINGEMENT AND OTHER ACTIONS

9.1                            Company and Licensor shall promptly notify each other promptly after becoming aware of any alleged infringement of the Patent Rights, or any challenge or threatened challenge to the validity, enforceability, or priority of any of the Patent Rights, and provide each other with any available evidence of such infringement, challenge or threatened challenge.

9.2                            During the term of this Agreement, to the extent permitted by law for as long as Company is the exclusive licensee of the Patent Rights, Company shall have the right, but not the obligation, to prosecute or defend, at its own expense and using counsel of its choice, any infringement of and/or challenge to the Patent Rights.  In furtherance of such right, Company may join Licensor as a party in any such suit (and Licensor will join at Company’s request), provided that Company pay all of Licensor’s reasonable out-of-pocket expenses if Licensor is requested to join by Company.  Before commencing or responding to any such action, Company shall consult with Licensor regarding the advisability of the action.  Company shall indemnify and hold Licensor harmless against any costs, expenses (including attorneys’ fees, whether incurred as the result of a third party claim or a claim to enforce this provision), or liability that may be found or assessed against Licensor in any such suit other than to the extent resulting from Licensor’s gross negligence or willful misconduct.  Company may, in its sole discretion, settle or compromise any suit brought in connection with this Agreement, including under Articles 9.2 and 9.3, without the prior consent of Licensor unless such settlement or compromise would adversely affect the validity or enforceability of any Patent Right or would involve any additional obligation of Licensor not already undertaken by Licensor in this Agreement, in which case such settlement or compromise shall require the written consent of Licensor (such consent not to be unreasonably withheld).

9.3                            If a claim or suit is asserted or brought against Company alleging that the manufacture or sale of any Licensed Product or Licensed Process by Company, an Affiliate, or any Sublicensee, or the use of such Licensed Product or Licensed Process by any customer, infringes proprietary rights of a third party, Company shall notify Licensor.  Company may defend such suit, modify such Licensed Product or Licensed Process to avoid such infringement, and/or settle on terms that it deems advisable, unless such settlement would adversely affect the validity or enforceability of any Patent Right or would involve any additional obligation of Licensor not already undertaken by Licensor in this Agreement, in which case such settlement or compromise will require the written consent of Licensor (such consent not to be unreasonably withheld).  If within six (6) months after receiving notice of any alleged infringement, Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have

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brought and shall not be diligently prosecuting an infringement action, or if Company shall notify Licensor, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensor shall have the right, but not the obligation, to defend, at its own expense and use counsel of its choice, any such action.  The total cost of any such defense action undertaken solely by Licensor after such six-month period […***…], and […***…] any recovery or damages for infringement or otherwise derived therefrom.

9.4                            Any recovery of damages in any suit defended or prosecuted by Company shall be applied (i) pro rata, in satisfaction of any unreimbursed expenses and legal fees of the parties relating to the suit; (ii) to ordinary damages, which shall be equal to (a) Company’s lost profits, (b) a reasonable royalty on the infringing sales, or (c) whatever measure of damages the court shall have applied to compensate for such lost sales and/or profits, […***…], and Company shall pay to Licensor […***…]; and (iii) the balance shall be divided […***…] percent ([…***…]%) to Company and […***…] percent ([…***…]%) to Licensor.  However, notwithstanding the foregoing, if Licensor has defended or prosecuted a suit after the six-month period referred to in Article 9.3, then […***…].

9.5                            Company may credit […***…] of any litigation costs incurred by Company in a country in connection with any suit under Articles 9.2 and 9.3, including all amounts paid in judgment or settlement of litigation, against royalties or other fees thereafter payable to Licensor for such country.  If […***…] of such litigation costs in a country exceed the royalties payable to Licensor in any year in which such costs are incurred, such amount shall be carried over and credited against royalty payments in future years for such country.

9.6                            In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 10 - LIMITATION OF LIABILITY, INDEMNITY, INSURANCE

10.1                    EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 17, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND VALIDITY AND ENFORCEABILITY OF THE PATENT RIGHTS, AND ANY CLAIMS THEREOF, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  IN NO EVENT SHALL LICENSOR OR COMPANY, OR THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL, OR OTHER DAMAGES OF ANY KIND, INCLUDING ECONOMIC

***Confidential Treatment Requested

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DAMAGES AND INJURY TO PROPERTY AND LOST PROFITS,  EXCEPT TO THE EXTENT SUCH DAMAGES, INJURY OR LOSS IS DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY.

10.2                    Company shall defend, indemnify, and hold Licensor, its Affiliates, and their respective officers, trustees, employees, and agents (“Indemnified Parties”) harmless from and against all liabilities, demands, costs, claims, suits, expenses (including attorneys’ fees and expenses, whether incurred as a result of a third party claim or a claim to enforce this provision), and other damages (collectively, “Losses”) under any theory of liability to the extent arising out of or resulting from (i) any use of the Patent Rights or Know How or material breach or failure by Company (or any Affiliate or Sublicensee) in the performance or non-performance of Company’s obligations or covenants under this Agreement or any Sublicense; (ii) any breach by Company of any representation or warranty hereunder; (iii) the testing, manufacture, marketing, possession, use, sale or other disposition by Company or any Affiliate or Sublicensee of any Licensed Product or Licensed Process or the failure of any of the foregoing (or any contract manufacturer of any of the foregoing) to manufacture such Licensed Product in accordance with GMPs); (iv) FDA enforcement actions, inspections, product recalls or market withdrawals relating to a Licensed Product or Licensed Process to the extent arising out of or resulting from Company’s (or any Affiliate’s or Sublicensee’s) testing, manufacturing, marketing, possession, use, sale or other disposition of any Licensed Product or Licensed Process; (v) any personal or bodily injury, including death, illness, or property damage caused directly or indirectly by Company (or any Affiliate or Sublicensee) and (vi) failure to comply with any law, in each case to the extent such Loss was not the result of Licensor’s gross negligence or willful misconduct.  Company shall insure that every sublicense shall […***…].

10.3                    Indemnitees will provide Company with prompt notice of any claim, suit, action, demand, or judgment for which indemnification is sought.  At its expense, Company shall provide attorneys reasonably acceptable to Licensor to defend against any such claim.  Indemnitees shall cooperate fully with Company in such defense and will permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel at the reasonable expense of Company, if, under the standards of professional conduct applicable to Company’s counsel without a waiver, representation of such Indemnitee by the counsel retained by Company would be inappropriate (a “Conflict”), provided however, such counsel selected by such Indemnitee shall be reasonably acceptable to the Company (such counsel the “Conflict Counsel”) and provided, further, however, that Conflict Counsel’s representation of Indemnitee in any matter shall be restricted solely to those issues where there is a Conflict.  Conflict Counsel and Company counsel shall communicate with each other in good faith to keep each other fully informed of the status of the proceeding at all stages thereof, and shall each use commercially reasonable efforts to avoid duplicative work in connection therewith, it being understood that expenses incurred by Conflict Counsel for duplicative work shall be deemed “unreasonable expense” under this Article 10.3, and Indemnitee shall be responsible for such expenses.  In no event shall the Company be liable for the fees and expenses of more than one Conflict Counsel in connection with any one action or claim or in connection with separate but similar or related actions or claims in the same

***Confidential Treatment Requested

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jurisdiction arising out of the same general allegations.  Indemnitee may not settle any action or claim affected pursuant to this Article 10.3 without the written consent of the Company, such consent not to be unreasonably withheld.

10.4                    Company shall maintain in full force and effect with a commercial insurance carrier commercial general liability insurance, having individual and aggregate limits appropriate to the conduct of Company’s business, and covering the marketing, sale and distribution of Licensed Products and Licensed Processes and reasonably satisfactory to Licensor.  Such insurance (i) shall be issued by an insurer licensed to practice in the State of New York or an insurer pre-approved by Licensor, such approval not to be unreasonably withheld; (ii) shall list Licensor as an additional insured, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty (30) days’ written notice to be given to Licensor prior to any cancellation or material change thereof.  Company shall, upon request, provide Licensor with Certificates of Insurance evidencing compliance with this Article.  Company shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which Company or any Affiliate or Sublicensee continues (a) to make, use, or sell a product that was a Licensed Product under this Agreement or (b) to perform a service that was a Licensed Process under this Agreement, and thereafter for a period of five (5) years.

ARTICLE 11 – ASSIGNMENT

This Agreement and the rights and duties hereunder may not be assigned by either party without first obtaining the written consent of the other, which consent shall not be unreasonably withheld.  Any such purported assignment without such written consent shall be null and of no effect.  Notwithstanding the foregoing, Company may assign this Agreement without the consent of Licensor (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of Company’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of Company.

ARTICLE 12 – COMPLIANCE WITH LAWS

12.1                    Company shall use its commercially reasonably efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products and Licensed Processes.

12.2  To the extent commercially feasible and consistent with prevailing business practices, Company shall use its commercially reasonable efforts to mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

ARTICLE 13 - USE OF NAMES; NO AGENCY; PUBLICATION

13.1                    Nothing contained in this Agreement shall be construed as granting any right to Company or any Affiliate or Sublicensee to use in advertising, publicity, or other

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promotional activities any name, trade name, trademark, or other designation of Licensor or any of its Affiliates or their respective employees or units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Licensor; provided, however, that Company may use the name of Licensor in various documents used by Company for capital raising and financing without such prior written consent where the use of such names is required by law or regulation.

13.2                    Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and Company, nor any of their agents or employees for any purpose whatsoever.

13.3                    If Licensor desires to publish or disclose, by written or other non-oral presentation, Patent Rights, Know-how, or any material information related thereto (“Written Presentation Information”), then Licensor shall notify Company in writing, which may be by facsimile where confirmed by the receiving machine, by first class, certified, or registered mail (return receipt requested), or by email if confirmed by one of the other permitted methods, of its intention at least thirty (30) days before any written or other non-oral publication or disclosure.  Licensor shall include with such notice a current draft of such proposed disclosure or abstract.  Company may request that Licensor, no later than fourteen (14) days following the receipt of such notice (“Notice Period”), delay such presentation, publication or disclosure of the Written Presentation Information”) for up to an additional thirty (30) days to enable Company to file, or have filed on its behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the Written Presentation Information or request that Licensor do so.  If Licensor desires to publish or disclose, in an oral presentation to individuals other than Licensor’s employees, any Patent Rights, Know-how, or any material information related thereto (“Oral Presentation Information”), Licensor shall give Company not less than ten (10) days’ notice by one of the above permitted methods with respect to such proposed oral presentation and shall include a draft or abstract of such Oral Presentation Information.  If Company makes a request within such 10-day period for Licensor to modify the Oral Presentation Information so that no Confidential Information of Company is disclosed or so that no information for which Company desires to seek patent protection is disclosed, Licensor will modify such proposed Oral Presentation Information to achieve such purpose.  If Licensor does not receive any request from Company to delay or modify a presentation, publication or disclosure (whether written or oral) as described above, Licensor may publish or otherwise disclose such information as proposed.

ARTICLE 14 - NOTICE

Subject to Article 13, any notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered by hand; sent postage prepaid by first class mail or nationally recognized overnight courier service, or by facsimile if confirmed by another permitted method.  Notices are effective upon receipt, and shall be sent to a party at its address below or as otherwise designated by written notice:

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Licensor:

Roswell Park Cancer Institute

Elm and Carlton Streets

Buffalo, NY  14263

Attention:  General Counsel

Telephone:  (716) 845-8717

Facsimile:  (716) 845-8057

Company:

TRaCON Pharmaceuticals, Inc.

4510 Executive Drive, Suite 206

San Diego, CA  92121

ph.  858.550.0780 x222

fax  858.550.0786

Attn: President

With a copy to:

Paramount BioSciences, LLC

787 Seventh Avenue

48th Floor

New York, NY 10036

Attn: General Counsel

Tel: 212. 554.4300

Fax: 212.554-4355

ARTICLE 15 - CONFIDENTIALITY

15.1                    Any proprietary or confidential information relating to this Agreement collectively constitutes “Confidential Information”.  Neither party shall use the Confidential Information for any purpose unrelated to this Agreement and will hold it in confidence during the term of this Agreement and for a period of five (5) years after its termination or expiration.  However, such undertaking of confidentiality by each party shall not apply to any information or data which:

15.1.1        such party receives at any time from a third-party believed to be lawfully in possession of same and having the right to disclose same;

15.1.2        is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of such party;

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15.1.3        is independently developed by such party as demonstrated by written evidence without reference to information disclosed to such party by the other party;

15.1.4        is disclosed pursuant to the prior written approval of the other party hereto; or

15.1.5        is required to be disclosed pursuant to law or legal process (including to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided by the disclosing party to the non-disclosing party and the disclosing party reasonably cooperates with the non-disclosing party’s efforts to limit such disclosure.

ARTICLE 16 - MISCELLANEOUS PROVISIONS

16.1                    This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

16.2                    If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Company shall assume all legal obligations to do so and the costs in connection therewith and shall keep Licensor reasonably informed of such efforts.

16.3                    The parties acknowledge that this Agreement, including the Exhibits and documents incorporated by reference, sets forth the entire agreement and understanding of the parties, and supersedes all previous communications, representations or understandings, either oral or written, between the parties, as to its subject matter.  It may not be changed except by a written instrument signed by the parties.

16.4                    The provisions of this Agreement are severable, and if any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of its remaining provisions.

16.5                    The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.6                    The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.7                    This Agreement is effective as of the Effective Date after it has been signed below on behalf of each party.

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16.8                    Each party shall be excused from any breach of this Agreement to the extent such breach is proximately caused by governmental regulation, act of war, strike, act of God, or other similar circumstance normally deemed outside the control of such party.

ARTICLE 17-REPRESENTATIONS AND WARRANTIES AND COVENANTS

17.1                    Licensor represents and warrants that:

17.1.1                                                        It has legal power to enter into this Agreement and extend the rights granted to Company in this Agreement, and that Licensor has not made and will not make any commitments to others inconsistent with or in derogation of such rights;

17.1.2                                                        As of the Effective Date, to the knowledge of Roswell’s senior executives at the level of Vice President and above and HRI’s Director of Operations at Roswell (“Management”), there is no (i) intellectual property right of a third party that would prevent Company from exercising any of the rights granted under this Agreement, or (ii) claim by a third party that the exercise of any of the rights granted under this Agreement would infringe or misappropriate such third party’s intellectual property rights;

17.1.3                                                        As of the Effective Date, to the knowledge of Management, there is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights or Know-how or their use;

17.1.4                                                        It believes the U.S. and foreign patents and applications itemized on Exhibit 1.8 set forth all of the patents and patent applications relating to or useful to the Technology in the Field owned by or controlled by Licensor on the Effective Date;

17.1.5                                                        To the knowledge of Management as of the Effective Date, there are no inventors of Patent Rights other than those listed as inventors on the patent filings; and

17.1.6                                                        Licensor has provided Company with copies of representative documents reflecting support or funding for all or part of the research leading to Patent Rights and Know-How as of the Effective Date, and has listed all funding agencies on Exhibit 2.6.

17.2                    Licensor covenants that it shall not permit any person to perform any services pursuant to or in connection with a sponsored research agreement contemplated by Article 4.7 until and unless such person has entered into a legally binding agreement with Licensor, (a) agreeing to assign to Licensor all intellectual property rights in and to inventions conceived or reduced to practice by such person (i) during the term of any such sponsored research agreement, and/or (ii) during the term of any engagement of such person by Licensor (whether as officer, employee, student, consultant, volunteer or otherwise) and pertaining to the Patent Rights or Know-how; (b) agreeing to be bound by the provisions of Articles 13 and 15 of this Agreement; and (c) agreeing to cooperate, at Company’s expense, in Company’s execution of its rights and duties pursuant to Article 6 of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate by their duly authorized representatives.

TRACON PHARMACEUTICALS, INC.		ROSWELL PARK CANCER INSTITUTE

By:	/s/ J. Jay Lobell	By:	/s/ Michael B. Sexton

Name:	J. Jay Lobell	Name:	Michael B. Sexton

Title:	Chairman of the Board	Title:	Secretary

Date:	11-8-05	Date:	11-1-05

HEALTH RESEARCH, INC.

By:	/s/ Joseph H. Jurkowski

Name:	Joseph H. Jurkowski

Title:	Director of Operations

Date:	11-1-05

[EXECUTION PAGE TO THE EXCLUSIVE LICENSE AGREEMENT DATED AS OF NOVEMBER 1, 2005]

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EXHIBIT 1.8

Patent Rights

[…***…]

***Confidential Treatment Requested

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EXHIBIT 2.4

Disclosure Exhibit 2.4

Licensor Obligations To Certain Third Parties

None.

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EXHIBIT 2.6

Disclosure Exhibit 2.6

Government Funding Support For Inventions

[…***…]

***Confidential Treatment Requested

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EXHIBIT A

Sponsored Research Agreement

Health Research, Inc.

Roswell Park Division

This Sponsored Research Agreement is entered into this ____ day of _______, 200__, between Health Research, Inc., Roswell Park Division (“Roswell”), and TRaCON Pharmaceuticals, Inc., with an office at 787 Seventh Avenue, 48th Floor, New York, NY 10036 (“Sponsor”), and Dr. Ben K. Seon, a Principal Investigator at Roswell (“Principal Investigator”).

The parties desire to support a research program which is of mutual interest and benefit to Roswell and to Sponsor and will further the mission and research objectives of Roswell in a manner consistent with its status as a non-profit, tax-exempt institution.  Therefore, in consideration of the premises and promises in this Agreement, and in conjunction with and pursuant to the Exclusive License Agreement between Roswell and Sponsor effective as of November 1, 2005 (“Exclusive License Agreement”), the parties agree as follows:

1.         STATEMENT OF WORK.  Roswell shall use its good faith reasonable efforts to perform the research program involving […***…] which is further described in Exhibit A (“Research”).

2.         PRINCIPAL INVESTIGATOR.  The Research will be supervised by Principal Investigator.  If, for any reason, s(he) is unable to continue to serve as Principal Investigator , and a successor acceptable to both Roswell and Sponsor is not available, this Agreement shall be terminated as provided in Article 6.

3.         TECHNICAL REPRESENTATIVES.  Sponsor’s technical representative shall be Dr. Jeffrey Serbin, who shall have reasonable access to the PI regarding the Research.  Access to work carried on at Roswell’s facilities in the course of the Research shall be entirely under Roswell’s control, and Sponsor’s technical representatives shall be permitted to visit such facilities during reasonable times mutually agreeable to the parties.

4.         TECHNICAL REPORTS.  Subject to the preservation of intellectual property rights as contemplated by this Agreement, Principal Investigator shall make up to four (4) written or oral reports to Sponsor each year if requested by Sponsor and a final report to Sponsor within 90 days after the end of the Research or this Agreement.

5.         PAYMENT OF COSTS.  Sponsor will pay Roswell a yearly sum of $[…***…] for all direct and indirect costs incurred in the performance of the Research.  Sponsor shall pay Roswell in U.S. dollars in accordance with the terms set forth in Exhibit B, with the first year’s payment due within ten (10 days after the execution of this Agreement.  A final financial accounting or all costs incurred and all funds received by Roswell together with a check for the amount of the

***Confidential Treatment Requested

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unexpended balance, if any, shall be submitted to Sponsor within ninety (90) days following the completion of the project.

6.         TERM; TERMINATION.  The Research shall be conducted during the period from the […***…] through the date that is the fifth anniversary of the Exclusive License Agreement, provided, however, this Agreement may be terminated at any time by Sponsor upon sixty (60) days’ written notice.  Performance may be terminated by Roswell if circumstances beyond its control preclude continuation of the Research.  Upon termination, Roswell will be reimbursed as specified in Article 5 for all costs and non-cancelable commitments incurred in the performance of the Research, but such reimbursement will not exceed the total estimated project cost specified in Article 5 and Exhibit B.

7.         PUBLICATIONS.  Publication and confidentiality of any information relating to the Research shall be governed by Articles 13 and 15 of the Exclusive License Agreement.

8.         INTELLECTUAL PROPERTY.

A.        Subject to the Exclusive License Agreement, title to any invention conceived or first reduced  to practice in the performance of the Research program shall remain with Roswell.

B.        Subject to the terms of the Exclusive License Agreement, title to and the right to determine the disposition of any copyrights or copyrightable material (including without limitation computer software and its documentation) produced, composed, developed or delivered by Roswell in the performance of or in connection with the Research shall remain with Roswell.  Roswell shall grant to Sponsor the first right to negotiate the exclusive right and license to use, reproduce, display, distribute, and perform all such copyrightable materials, computer software and its documentation of the same scope and exclusivity as the license and other rights granted by Roswell to Sponsor in the Exclusive License Agreement under its Patent Rights and Know-How rights and with respect to Improvements.  Computer software and other copyrightable materials for which a patent application may be or is filed shall be subject to these same principles.

C.        If Roswell elects to establish property rights other than patents, copyrights or know-how rights to any tangible research property (TRP), e.g., biological materials, developed by Roswell during the course of the Research, Roswell shall grant to Sponsor the first right to negotiate  a right and license to under such property rights to make, have made, use, sell, offer to sell, import and otherwise exploit and license such tangible research property of the same scope and exclusivity as the license granted by Roswell to Sponsor in the Exclusive License Agreement under its Patent Rights and Know-How rights and with respect to Improvements.

9.         USE OF NAMES.  Except as provided in Article 13 of the Exclusive License Agreement, neither party will use the name of the other in any advertising or other form of publicity without the written permission of the other; in the case of Roswell, that of the Director of the News Office.

***Confidential Treatment Requested

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10.       NOTICES.  Any notices required to be given or which shall be given under this Agreement shall be in writing delivered by first class mail (air mail if not domestic) addressed to the parties as follows:

ROSWELL PARK CANCER	SPONSOR
INSTITUTE and DR. SEON

Roswell Park Cancer Institute	TRaCON Pharmaceuticals, Inc.
Elm and Carlton Streets	4510 Executive Drive, Suite 206
Buffalo, NY 14263	San Diego, CA 92121
Attention: General Counsel	Telephone: 858.550.0780 x222
Telephone: (716) 845-8717	Facsimile: 858.550.0786
Facsimile: (716) 845-8057	Attn: President

With a copy to:

Paramount BioSciences, LLC
787 Seventh Avenue
48th Floor
New York, NY 10036
Attn: General Counsel
Tel: 212.554.4345
Fax: 212.554.4355

If notices, statements, and payments required under this Agreement are sent by certified or registered mail by one party to the other party at its above address, they shall be deemed to have been given or made three (3) business days after the date so mailed, otherwise as of the date received.

11.       ASSIGNMENT.  This Agreement and the rights and duties hereunder may not be assigned by any party without first obtaining the written consent of the other, which consent shall not be unreasonably withheld.  Any such purported assignment without such written consent shall be null and of no effect.  Notwithstanding the foregoing, Sponsor may assign this Agreement without the consent of Roswell (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of Sponsor’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an affiliate of Sponsor.

12.       GOVERNING LAW.  The validity and interpretation of this Agreement and the legal relation of the parties to it shall be governed by the laws of the State of New York and the United States.

13.       GOVERNING LANGUAGE.  If a translation of this Agreement is prepared and signed by the parties for the convenience of Sponsor, this English language version shall be the official version and shall govern if there is a conflict between the two.

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14.       EXPORT CONTROLS.  It is understood that Roswell is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and that its obligations hereunder are contingent on compliance with applicable U.S. export laws and regulations (including the Arms Export Control Act as amended, and the Export Administration Act of 1979).  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Sponsor that Sponsor will not re-export data or commodities to certain foreign countries without prior approval of the cognizant government agency.  While Roswell agrees to cooperate in securing any license which the cognizant agency deems necessary in connection with this Agreement, Roswell cannot guarantee that such licenses will be granted.

15.       FORCE MAJEURE.  Roswell shall not be responsible to Sponsor for failure, to perform any of the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment or failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, labor disturbance. transportation difficulties, labor shortage, or any cause beyond the reasonable control of Roswell

16.       ENTIRE AGREEMENT.  Unless otherwise specified, this Agreement and the Exclusive License Agreement embody the entire understanding between Roswell and Sponsor for this project, and any prior or contemporaneous representations, either oral or written, are hereby superseded.  No amendments or changes to this Agreement, including without limitation, changes in the statement of work, total estimated cost, and period of performance, shall be effective unless made in writing and signed by authorized representatives of the parties.  Notwithstanding the foregoing, in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Exclusive License Agreement, the terms and conditions of the Exclusive License Agreement shall control.

17.       COMPLIANCE BY RESEARCHERS.  Roswell and Principal Investigator individually covenant that each of them will not permit any person (including Principal Investigator) to perform any services pursuant to or in connection with the Research or this Agreement until and unless such person has entered into a legally binding agreement with Roswell, substantially in the form of Exhibit C to this Agreement, (a) agreeing to assign to Roswell all intellectual property rights in and to inventions conceived or reduced to practice by such person (i) during the term of the Research or this Agreement and/or (ii) during the term of any engagement of such person Roswell (whether as officer, employee, student, consultant, volunteer or otherwise) and in any way arising from or pertaining to the Patent Rights or Know-how under the Exclusive License Agreement; (b) agreeing to be bound by the provisions of this Agreement, including without limitation Articles 7 and 9; and (c) agreeing to cooperate, at Company expense, in Company’s execution of its rights and duties pursuant to Article 6 of the Exclusive License Agreement.

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In witness whereof, the parties have signed this Agreement.

HEALTH RESEARCH, INC.		TRACON PHARMACEUTICALS, INC.
ROSWELL PARK DIVISION

By	/s/ Joseph H. Jurkowski	By	/s/ Bertrand C. Liang

Title	Director of Operations	Title

Date	11/1/05	Date

DR. BEN K. SEON

/s/ Ben K. Seon

Date	11/01/2005

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EXHIBIT A

Scope of Research

This research is the study of […***…] in the laboratory of Dr. Ben K. Seon at Rowell Park Cancer Institute.  Such study is intended to […***…], and is expected to lead to […***…].

***Confidential Treatment Requested

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EXHIBIT B

Payment Terms

I.                                        INFORMATION FOR WIRE TRANSFERS TO HEALTH RESEARCH

Bank Name:

Bank Address:

Bank Phone Number:

Bank SWIFT Code:

Bank ABA Number:

HRI Account Number:

HRI Account Type:

All deposits should be identified with the name of Dr. Ben K. Seon.  Amounts deposited for the purposes of this Agreement will be separated for use in the scope of research identified in Exhibit A of this Agreement.

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EXHIBIT C

Roswell Invention Assignment Agreement

ROSWELL PARK CANCER INSTITUTE CORPORATION (RPCIC) AND

HEALTH RESEARCH, INC. (HRI)

PATENT AND TECHNOLOGY TRANSFER AGREEMENT FOR EMPLOYEES

In consideration of my employment and/or continued employment by RPCIC/HRI, and/or any successor or subsidiary organizations in which RPCIC/HRI may participate as owners, participants or holders of equity interests, I, the undersigned, hereby agree as follows:

1.              All inventions, discoveries, technologies and ideas and improvements thereto (hereafter referred to as inventions), whether patentable or not, relating to the activities and programs of RPCIC/HRI and derived from my participation therein, which I in whole or in part, individually or with others, have conceived or made or may hereafter conceive or make during or as a consequence of my employment by RPCIC/HRI or within one (1) year thereafter, together with all patent rights for said inventions, shall be the sole property of RPCIC/HRI and I shall promptly disclose to RPCIC/HRI the existence and nature of said inventions and assign to RPCIC/HRI my entire right, title and interest in said inventions.

2.              I will promptly, fully and without reservation execute, acknowledge and deliver to RPCIC/HRI or to any patent management organization or other properly constituted authority designated by RPCIC/HRI any instruments, including but not limited to patent applications and assignments of rights to patents, as may be necessary or required by RPCIC/HRI to effectuate this agreement.  I recognize RPCIC/HRI’s complete and sole responsibility and authority to administer any invention or technology developed by me at its discretion.

3.              I hereby acknowledge the receipt of a copy of the RPCIC/HRI Guide to Technology Transfer and my reading thereof.  I agree to conform with and adhere to both the letter and the spirit of such policy as the same may from time to time be amended.

4.              I agree not to publish or disclose or authorize anyone else to publish or disclose any secret or confidential matter relating to any aspect of the business or activities of RPCIC/HRI with which my service in any way acquaints me except as may be properly required in the conduct of the business of RPCIC/HRI or as may be authorized by RPCIC/HRI in writing.

5.              I understand and agree that on behalf of RPCIC, the President & CEO of RPCIC, as appropriate, acting by and through such officers or employees as they may from time to time designate, will determine matters of patent and technology transfer policy which will affect my participation in the benefits and proceeds of commercial exploitation of inventions covered by this agreement.

6.              I will not advise, organize, invest in, acquire any interest in, take part in the management of, accept employment in, or enter into contractual relationship, as a consultant or otherwise, with any organization, business, corporation, partnership or enterprise engaged in or established for the purpose of commercially exploiting an invention without the specific approval in writing of the President & CEO or RPCIC; and I will promptly and fully disclose to the President & CEO of RPCIC or his designated representative(s) any offers of such interests, participations, employments or contractual relationships as soon as I become aware of them.

7.              Upon termination of my employment for an reason, or at any time at RPCIC/HRI’s request, I shall deliver to RPCIC/HRI, all instruments, tools, devices, compositions of matter, micro-organisms, cells, parts and products thereof, cell lines and progeny and products thereof, made, obtained, used

Proprietary & Confidential - Do Not Redistribute

TRACON Pharmaceuticals, Inc.

developed, or isolated by me, alone or with others during the term of my employment, as well as keys, materials, documents, plans, records, notebooks, drawings or papers, and any copies thereof, in any way relating to the business or activities of RPCIC/HRI which may be in my possession or under my control.

8.              The only inventions which shall be excluded from the scope of this agreement shall be those, if any, whether patented or not, which I represent as having been conceived prior to and outside the scope of this agreement.  Such inventions are listed on the attached schedule.  I understand that the absence of any invention from the attached schedule shall constitute a waiver of all right, title and interest in that invention or its subsequent development by RPCIC/HRI.

(Attach Schedule of Prior Inventions per Article #8 above)

Date	Signature

Proprietary & Confidential - Do Not Redistribute

AMENDMENT No.1 to LICENSE AGREEMENT

Amendment No.1 made and effective as of November 12, 2009 to the License Agreement dated November 1, 2005 entered into by and between Health Research, Inc., a New York corporation, with a principal place of business at Elm & Carlton Streets, Buffalo, New York 14263 (“HRI”) and ROSWELL PARK CANCER INSTITUTE (“Roswell”), with a place of business at Carlton and Elm Streets, Buffalo, New York 14263 (HRI and Roswell are collectively referred to as “Licensor”) and TRACON Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware with offices at 4500 Executive Drive, Suite 330, San Diego, California 92121 (“Company”).

WITNESSETH:

WHEREAS, Company and Licensor executed a License Agreement dated November 1, 2005 (“License Agreement”) pursuant to which Company is developing one or more Licensed Products;

WHEREAS, the parties now desire to amend the License Agreement in certain respects on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Agreement and otherwise agree as follows:

1.            Unless otherwise set forth in this Amendment No.1, each capitalized term and abbreviation has the meaning set forth in the License Agreement.

2.            Amendments

A.         In Section 1.8 of the License Agreement, the following text shall be inserted after the final sentence of such section:

“Except as otherwise provided for in this Agreement, Patent Rights shall further include HA Patent Rights”

B.          New Section 1.11 shall be inserted after the final sentence of Section 1.10 in the License Agreement as follows:

“1.11 “HA Patent Rights” means (i) all U.S. and foreign patents and patent applications set forth in Exhibit 1.11 and other intellectual property rights listed on Exhibit 1.11 including continuations, continuations in part (but only with respect to subject matter disclosed in the parent case), divisionals, reexaminations, extensions, and reissue applications; and (ii) any and all US or foreign patents, patent applications, or other rights issuing from, or filed subsequent to the date of this Agreement, based on or claiming priority to the rights listed on Exhibit 1.11, including continuations, continuations in part (but only with respect to subject matter disclosed in the parent case), divisionals, reexaminations, extensions, and reissue applications.  Exhibit 1.11 shall be amended from time to time to reflect the foregoing.”

C.         In Section 4.1 of the License Agreement, the following text shall be inserted after the final sentence in such section:

“Notwithstanding anything to the contrary herein, with respect to Licensed Products covered only by one or more claims of the HA Patent Rights, Company and its Affiliates and Sublicensees shall, on a calendar quarter basis, pay to Licensor royalties equal to […***…] percent ([…***…]%) of Net Sales”

D.         In Section 4.5 of the License Agreement, the following text shall be inserted after the final sentence in such section:

“For the avoidance of doubt, in the case of Licensed Products covered by one or more claims of the Patent Rights (whether or not covered by one or more claims of the HA Patent Rights), Company shall pay to Licensor royalties no greater than […***…] percent ([…***…]%) of Net Sales. In the case of Licensed Products covered only by one or more claims of the HA Patent Rights, Company shall pay to Licensor royalties no greater than […***…] percent ([…***…]%) of Net Sales.”

E.          In Section 4.7 of the License Agreement, the following text shall be inserted after the final sentence in such section:

“Notwithstanding the terms of this Agreement (or this Section 4.7) or the Sponsored Research Agreement entered into by and between Company and Licensor on January 29, 2008, the HA Patent Rights shall not extend the term of this Agreement or the Sponsored Research Agreement with respect to payment of the Sponsored Research Fee.”

3.            Milestones relating to Licensed Products Covered by HA Patent Rights.

Company shall pay to Licensor the following payments which shall not be deducted from or credited against royalties otherwise owed or which may be owed under the License Agreement:

(a)         if […***…], Company shall pay Licensor […***…] dollars ($[…***…]) upon […***…], in addition to the […***…] dollar ($[…***…]) payment that is due under section 4.4.2 of the License Agreement for […***…].

(b)         if […***…]

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[…***…], Company shall pay Licensor […***…] dollars ($[…***…]) upon […***…] in addition to the […***…] dollar ($[…***…]) payment that is due under section 4.4.3 of the License Agreement for […***…].

(c)          if […***…], Company shall pay Licensor […***…] dollars ($[…***…]) upon […***…] in addition to the […***…] dollar ($[…***…]) payment that is due under section 4.4.4 of the License Agreement for […***…].

(d)         if […***…], Company shall pay Licensor […***…] dollars ($[…***…]) upon […***…], in addition to the […***…] dollar ($[…***…]) payment that is due under section 4.4.5 of the License Agreement for […***…].

(e)          if […***…], Company shall pay Licensor […***…] dollars ($[…***…]) upon […***…], in addition to the […***…] dollar ($[…***…]) payment that is due under section 4.4.6 of the License Agreement for […***…].

4.            Representations and Warranties.

(a)       Each party hereby represents and warrants to the other party as follows:

i)               This Amendment has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

ii)           All necessary consents, approvals and authorizations of all governmental authorities and other entities required to be obtained by such party in connection with this Amendment have been obtained.

(b)      Licensor hereby represents and warrants to Company as follows:

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i)               The License Agreement is in full force and effect in accordance with its terms. After giving effect to this Amendment, there exist no known breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the License Agreement.

5.            Except as expressly modified by this Amendment No.1, all of the terms and conditions of the License Agreement shall continue in effect.

IN WITNESS WHEREOF, Company and Licensor, intending to be bound, have executed this Amendment No.1 by their duly authorized representatives, and this Amendment No.1 shall be part of the License Agreement between the parties as of the date first written above. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

TRACON PHARMACEUTICALS, INC.		ROSWELL PARK CANCER INSTITUTE

By:	/s/ Charles Theuer
		By:	/s/ Michael B. Sexton, Esq.
Name:	Charles Theuer
		Name:	Michael B. Sexton, Esq.
Title	CEO		Chief Institute Operations
		Title:	Officer/Secretary
Date:	20 Nov 2009
		Date:	11/16/09

HEALTH RESEARCH, INC.

By:	/s/ Joseph H. Jurkowski

Name:	Joseph H. Jurkowski

Title:	Director of Operations

Date:	11/17/09

Exhibit 1.11

[…***…]

[…***…]

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AMENDMENT No.2 to LICENSE AGREEMENT

Amendment No.2 made and effective as of February 11, 2010, to the License Agreement dated November 1, 2005 entered into by and between Health Research, Inc., a New York corporation, with a principal place of business at Elm & Carlton Streets, Buffalo, New York 14263 (“HRI”) and ROSWELL PARK CANCER INSTITUTE (“Roswell”), with a place of business at Carlton and Elm Streets, Buffalo, New York 14263 (HRI and Roswell are collectively referred to as “Licensor”) and TRACON Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware with offices at 4500 Executive Drive, Suite 330, San Diego, California 92121 (“Company”).

WITNESSETH:

WHEREAS, Company and Licensor executed a License Agreement dated November 1, 2005 (“License Agreement”) pursuant to which Company and Licensor are developing one or more Licensed Products;

WHEREAS, the parties executed Amendment No. 1 to the License Agreement dated November 12, 2009;

WHEREAS, the parties now desire to further amend the License Agreement in certain respects on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Agreement and otherwise agree as follows:

1.           Unless otherwise set forth in this Amendment No.1, each capitalized term and abbreviation has the meaning set forth in the License Agreement.

2.           Amendments

A   New Section 15.2 shall be inserted after the final sentence of Section 15.1.5 in the License Agreement as follows:

15.2 Subject to the terms of this Section 15.2, Company shall be permitted to disclose Confidential Information to the third parties listed on Exhibit A attached hereto (hereinafter “Recipients”), as Company considers reasonably necessary for purposes of soliciting or obtaining investments from such Recipients in furtherance of developing and commercializing Licensed Products and/or for purposes of discussing the potential sale or acquisition of Company’s assets to such Recipients (the “Purposes”).  Company shall ensure that all such Recipients are bound by a written confidentiality agreement limiting the use of Confidential Information to the Purposes.  The confidentiality agreements will contain a term of confidentiality no less than five years from the effective date of the subject written confidentiality agreement.  Nothing in the foregoing shall be construed to prevent Recipients from disclosing or using information which:  (a) Recipient can demonstrate by competent evidence was in Recipient’s possession or control prior to the date of disclosure; (b) Recipient can demonstrate was in the public domain or enters into the public domain through no improper act on the part of Recipient or its officers, employees, agents, affiliates and consultants; (c) Recipient can demonstrate by competent evidence is or was developed independent of the information derived from the Confidential Information; (d) Recipient is required to disclose by legal, administrative or judicial process, provided however, that Recipient shall give prompt notice of such request to Company so that Company may seek an appropriate protective order, and if Company is unable to secure a protective order, Recipient shall use reasonable efforts to disclose only those portions of Confidential Information reasonably necessary to comply with such process; and (f) Recipient receives from third parties having a right to possess and disclose such information.

Company shall provide notice to Licensor within thirty (30) days of

Company’s disclosure of Confidential Information to a Recipient.  Company shall immediately notify Licensor upon learning of any misuse or misappropriation of Confidential Information by such Recipient.

B.  New Section 15.1 shall be inserted after the final sentence of new Section 15.2 in the License Agreement as follows:

15.2  Company hereby assumes any and all liability resulting from its disclosure of Confidential Information under this Article 15.  Company shall promptly notify Licensor upon learning of any unauthorized use or disclosure of Confidential Information and will use its best efforts to minimize damages resulting therefrom.

3.  Representations and Warranties.

(a)    Each party hereby represents and warrants to the other party as follows:

i)             This Amendment has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

ii)        All necessary consents, approvals and authorizations of all governmental authorities and other entities required to be obtained by such party in connection with this Amendment have been obtained.

(b) Licensor hereby represents and warrants to Company as follows:

i)             The License Agreement is in full force and effect in accordance with its terms.  After giving effect to this Amendment, there exist no known breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the License Agreement.

4.           Except as expressly modified by this Amendment No.2, all of the terms and conditions of the License Agreement shall continue in effect.

IN WITNESS WHEREOF, Company and Licensor, intending to be bound, have executed this Amendment No.2 by their duly authorized representatives, and this Amendment No.2 shall be part of the License Agreement between the parties as of the date first written above.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

TRACON PHARMACEUTICALS, INC.		ROSWELL PARK CANCER INSTITUTE

By:	/s/ Charles Theuer
		By:	/s/ Michael B. Sexton, Esq.
Name:	Charles Theuer
		Name:	Michael B. Sexton, Esq.
Title:	CEO		Chief Institute Operations
		Title:	Officer/Secretary
Date:	23 Feb 2010
		Date:	2/11/10

HEALTH RESEARCH, INC.

By:	/s/ John Blandino

Name:	John Blandino

Title:	Director of Operations

Date:	2/17/10

APPENDIX A

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AMENDMENT NO. 3 TO LICENSE AGREEMENT

THIS AMENDMENT NO. 3 (“Amendment No. 3”) is made and entered into as of September 18, 2014 (“Amendment Effective Date”) by and between HEALTH RESEARCH, INC., a New York corporation, with a principal place of business at Elm & Carlton Streets, Buffalo, New York 14263 (“HRI”) and ROSWELL PARK CANCER INSTITUTE, with a principal place of business at Elm & Carlton Streets, Buffalo, New York 14263 (“Roswell”) (HRI and Roswell are collectively referred to as “Licensor”) and TRACON PHARMACEUTICALS, INC., a Delaware corporation, with offices at 4500 Executive Drive, Suite 300, San Diego, California 92121 (“Company”).

WITNESSETH:

WHEREAS, Company and Licensor executed a License Agreement dated November 1, 2005 (as amended, the “License Agreement”);

WHEREAS, the parties executed Amendment No. 1 to the License Agreement, dated November 12, 2009 (“Amendment No. 1”), and Amendment No. 2 to the License Agreement, dated February 11, 2010; and

WHEREAS, the parties now desire to further amend the License Agreement in certain respects on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the License Agreement and otherwise agree as follows:

1.         Definitions.  Unless otherwise set forth in this Amendment No. 3, each capitalized term and abbreviation has the meaning set forth in the License Agreement.

2.         Sublicenses.  Section 2.2 of the License Agreement is hereby deleted and replaced by the following:

“2.2     Company may grant sublicenses to third parties under the License in its sole discretion, which sublicenses shall permit the further grant of sublicenses.  Upon termination of this Agreement, other than by expiration in accordance with Article 7.6, any and all sublicenses shall survive such termination, provided however, Licensor shall not be obligated to incur any obligation to any former Sublicensee not already incurred to Company by Licensor in this Agreement.  Notwithstanding the foregoing, if Company believes that Licensor has terminated this Agreement for the primary purpose of doing business directly with any Sublicensee, the termination may be disputed under the provisions of Article 8.”

3.         Net Sales.  The first sentence of Section 1.7 of the License Agreement is hereby deleted and replaced by the following:

““Net Sales” means the total gross receipts for sales to end users of Licensed Products or practice of Licensed Processes by or on behalf Company and any of its Affiliates, Sublicensees, or Sublicensees’ Sublicensees, whether invoiced or not, less only the sum of the following:”

1.

4.         Sublicensee.  Section 1.9 is hereby deleted and replaced by the following:

““Sublicensee” means a third party that has entered into an agreement with Company or its Affiliate, or with a third party to which Company has sublicensed its rights under this Agreement as permitted under Section 2.2 or such third party’s affiliate, granting the right to make, have made, use, lease and/or sell the Licensed Products and/or to practice and have practiced the Licensed Processes.”

5.         Exhibits.

(a)        Exhibit 1.8 to the License Agreement is hereby deleted and replaced by Exhibit 1.8 to this Amendment No. 3.

(b)        Exhibit 1.11 to Amendment No. 1 is hereby deleted and replaced by Exhibit 1.11 to this Amendment No. 3.

6.         Representations and Warranties.

(a)        Each party hereby represents and warrants to the other party as follows:

(i)         This Amendment No. 3 has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(ii)        All necessary consents, approvals and authorizations of all governmental authorities and other entities required to be obtained by such party in connection with this Amendment No. 3 have been obtained.

(b)        Licensor hereby represents and warrants to Company as follows:

(i)         The License Agreement is in full force and effect in accordance with its terms.  After giving effect to this Amendment No. 3, there exist no known breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the License Agreement.

7.         Effectiveness of the License Agreement.  Except as expressly amended by this Amendment No. 3, all of the terms and conditions of the License Agreement shall continue in effect.

2.

IN WITNESS WHEREOF, Company and Licensor, intending to be bound, have executed this Amendment No. 3 by their duly authorized representatives, and this Amendment No. 3 shall be part of the License Agreement between the parties as of the date first written above.  This Amendment No. 3 may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

TRACON PHARMACEUTICALS, INC.		ROSWELL PARK CANCER INSTITUTE

By:	/s/ Charles Theuer	By:	/s/ Michael B. Sexton

Name:	Charles Theuer	Name:	Michael B. Sexton, Esq.

Title:	CEO	Title:	Chief Institute Operations Officer/Secretary

HEALTH RESEARCH, INC.

By:	/s/ John Blandino

Name:	John Blandino, MS, CRA

Title:	Director, Health Research, Inc.,
Roswell Park Division

EXHIBIT 1.8

Patent Rights

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EXHIBIT 1.11

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